                                  EXHIBIT 10.45

                          DIVIDE EXPLORATION AGREEMENT


     This Joint Exploration Agreement (this "AGREEMENT") is made and entered into effective as of the 27th day of June, 1996, by and between Tipperary Oil & Gas Corporation, a Texas corporation, (hereinafter called "TIPPERARY") and Lyco Energy Corporation, a Delaware corporation, (hereinafter called "LYCO" or "PROJECT MANAGER"). Tipperary and Lyco are hereinafter collectively referred to as the "PARTIES".


                               W I T N E S S E T H


     This Agreement, when executed by Tipperary and Lyco in the space provided below, shall set forth the understanding and agreement between said Parties relative to the ownership in, and conduct of, certain acquisition, exploration and development activities in Divide County, North Dakota within the Area of Mutual Interest ("AMI") more particularly defined in Article IV below (hereinafter sometimes referred to as the "DIVIDE PROJECT" or the "PROJECT").

     It is the desire of the Parties to combine their respective resources and technical expertise to conduct such activities as they deem appropriate within the AMI for (i) the gathering and evaluation of all relevant (a) mineral/leasehold ownership information and (b) engineering, production, geological and geophysical data, (ii) the acquisition of oil and gas leases,
(iii) the acquisition, processing and interpretation of 3-D Seismic data, (iv) the drilling of wells for oil and gas, (v) the possible evaluation and acquisition of producing properties and (vi) the further exploitation of the Divide Project AMI, it being the express intent of the parties to conduct a joint exploration effort for the purpose of developing quality drilling prospects within the AMI.

     In order to pursue the above described activities and objectives, Tipperary and Lyco entered into (i) that certain Letter of Intent, executed to be effective on June 27, 1996 and (ii) that certain Letter Agreement executed on July 31, 1996. The Letter of Intent is hereby superseded by this Agreement.

     Therefore, in consideration of the mutual covenants and agreements contained herein, the obligations to be performed and the benefits to be received, Tipperary and Lyco do hereby agree as follows:


ARTICLE I -    PRIMARY RESPONSIBILITIES OF TIPPERARY AND LYCO

During the term hereof (defined in Article XII), Lyco and Tipperary, in addition to their other obligations hereunder, shall have the following primary responsibilities:


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A.   TIPPERARY: Tipperary, working closely and directly with Lyco, shall make available its land, geological and operating data, expertise and business knowledge relative to the lands within the AMI and provide land, technical and management staffing sufficient to:

     (1) Assist Lyco with generating an inventory of mutually agreeable drillable well locations and prospects within the AMI through the integration of well and geological data, mapping and other geological and/or geophysical interpretations;

     (2) Assist Lyco with the field portion of the supplemental lease acquisition program within the AMI, including, without limitation, directing the day to day activities of approved lease brokers, securing title reports and lease purchase reports, approving title for purchasing oil and gas leases, securing title curative documents (where applicable), approving bank drafts for payment of lease bonuses, and securing fully executed and recordable oil and gas leases on approved oil and gas lease forms. Tipperary will consult with and advise Lyco (Attention: Vice President of Land and Contracts or Lyco's Senior Staff Landman) on a regular basis of the status of all lease negotiations and leasing activities within the AMI and assist with the preparation of budget forecasts relative to all lease checks, take-offs, title research projects and lease acquisitions conducted for the benefit of Lyco and Tipperary on each lead or prospect within the AMI. All oil and gas leases will initially be acquired with Tipperary as "Lessee" or in such other names, including Lyco's, as Lyco and Tipperary may deem appropriate. Tipperary will promptly deliver to Lyco, on a monthly basis, assignments of record title to Lyco's 50.0% working interest in and to such leases. Lyco may or may not record said assignments at that time depending on the status of leasing activities in a particular area of the AMI.

     (3) Assist Lyco by (i) providing leasehold/minerals ownership information, the status of leasing activities and lease negotiations, identification of farmin or top-leasing opportunities, etc., covering the Divide Project AMI, and (ii) updating Project maps from time to time as mutually agreed by the Parties, depicting the results of all lease take-offs, leasehold ownership reports, state lease sales, new well locations, Prospect Area designations, etc.; and

     (4) Assist Lyco with the preparation and implementation by the Parties of the Exploitation Plan (defined below) within the AMI.

B. LYCO: Lyco, as the Project Manager, working closely and directly with Tipperary, shall make available its expertise and knowledge and the geological, geophysical, engineering, land, accounting and management staffing sufficient to:


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     (1)  Prepare and implement, with Tipperary's assistance, a strategic plan
          (the "EXPLOITATION PLAN" or "PLAN") to exploit the Divide Project. The Exploitation Plan will consist of, but not necessarily be limited to, the overall goals, objectives and strategies for the Divide Project. The Plan will include a budget for leasing, seismic programs, drilling and completion, and ongoing evaluation of the AMI. The Plan will be an informal basis for expenditures and will serve as a means for measuring progress as the Plan is implemented. Lyco will consult with Tipperary and, subject to the other terms and conditions of this Agreement, the Parties will mutually approve operations associated with the implementation of the Plan, including, but not limited to, expenditures related to the acquisition of, acreage and the terms (lease bonus, royalty, lease term, rentals, etc.) of all leases, the acquisition of producing properties, the selection of drillsites, and the preparation of drilling and completion prognoses for new or recompleted wells; and

     (2) Manage the overall exploration and exploitation of the Divide Project, including, without limitation, assisting Tipperary with the supplemental lease acquisition program, coordinating and managing producing property evaluations and acquisitions, re-entry operations, drilling and producing operations.

     Lyco and Tipperary agree to coordinate their activities such that the efforts of said parties complement and do not unnecessarily overlap one another. Said parties further agree to hold regular meetings to consult with each other and to evaluate and respond to activity and the development of the mutual prospecting effort. Said meetings can be held by teleconference if the Parties agree to do so. During these meetings, the Parties will review and approve Lease Purchase Authorizations ("LPA's"), Authorities for Expenditures ("AFE's"), and other plans to exploit the development and production of oil and gas reserves within the AMI.


ARTICLE II - GEOPHYSICAL PROPOSALS

     Either Lyco or Tipperary may propose to conduct a geophysical survey (herein called a "SURVEY") within the AMI in an effort to further investigate subsurface geological ideas and to enhance prospective leads into drillable prospects. A proposal for a Survey shall include, but not be limited to, the following (herein called the "Survey Parameters"): (1) the geographical area within which the Survey is to be performed, (2) the design or pattern of the Survey points, (3) expected acquisition and processing parameters, (4) the anticipated costs, and (5) the desired start date and duration of the proposed physical operations. For the purposes of this Agreement, each data point in a Survey shall be deemed to evaluate a 660' square area centered on that data point. Without the mutual agreement of the Parties, no Survey shall be proposed which (i) comprises more than five (5) square miles of coverage or (ii) costs, on an estimated basis, more than $200,000.00 or (iii) covers any part of an existing Prospect Area


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(hereinafter defined).  The receiving party shall have fifteen (15) business days within which to elect to participate or not participate in the costs and ownership of the Survey. Failure of the notified Party to reply within said fifteen (15) business days shall constitute an election by that Party not to participate in the Survey.

     Should either Party elect to not participate in the Survey
(herein called a "NON-PARTICIPATING PARTY"), it shall have relinquished all rights to the Survey data and the results, interpretations and technical benefits derived therefrom. However, the Non-Participating Party shall retain all rights to acquire any interests within the geographic area covered by the Survey pursuant to the terms of Article IV - Area of Mutual Intent.

     If operations for any such Survey are not commenced within ninety (90) days of the proposed start date, or if any of the Survey Parameters change substantially from that proposed, then said Survey shall terminate and the coverage area may be included in a new Survey proposal. However, if a Survey cannot be commenced due to adverse or limiting weather or surface access conditions or because of permitting problems, the commencement date of the Survey may be extended by the proposing Party, by written notice to the other Party, for an additional sixty (60) days. Unless mutually agreed to by the Parties, there shall not be more than three (3) Surveys proposed and/or in progress at any one time, however any Survey which costs less than $10,000.00 per square mile shall not be considered as one of the three (3) proposed
Surveys.   These lesser cost Surveys may be, without limitation, a 2-D seismic survey, geochemical survey, telluric survey, etc. A Survey shall be deemed to have been completed fifteen (15) business days after the completion of the field acquisition.

     The participating Parties in each Survey will pay the costs of the Survey and own the Survey data based upon each participating Party's net leasehold acres within the Survey area at the time of the proposed Survey (numerator) divided by the total net leasehold acres of both of the participating Parties within the Survey area at the time of the proposed Survey (denominator). The participating Parties will retain all rights associated with said data including the same proportionate ownership percentage of all proceeds from future sales and/or trading rights, if any.


ARTICLE III - DESIGNATION OF "PROSPECT AREAS"

     Either Lyco or Tipperary may propose an initial well (including a re-entry) on a Prospect Area (defined below) within the AMI, which initial well (or re-entry) and associated Prospect Area will be subject to the Joint Operating Agreement described in Article IX hereof. For the purpose of this Agreement, each initial well (or re-entry) proposed to a depth no greater than 10,000' within the AMI will be deemed to consist of a prospect area (herein called a "PROSPECT AREA") covering the 160-acre drilling/spacing unit for the initial wellsite and eight (8) additional 160-acre drilling/spacing units surrounding the initial wellsite drilling/spacing unit. Each initial well (or re-entry) proposed below the depth of 10,000' within the AMI will be deemed to consist of a Prospect Area covering the 320-acre drilling/spacing unit for


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the initial wellsite and four (4) additional 320-acre drilling/ spacing units contiguous to the initial wellsite drilling/spacing unit as designated by the proposing Party. It is understood and agreed that said Prospect Areas are (i) subject to orders of the North Dakota Industrial Commission which may determine a different drilling/spacing unit pattern regardless of the depth of the initial well, however, unless amended by other terms of this Agreement, said Prospect Areas will still consist of either nine (9) 160-acre drilling/spacing units or five (5) 320 acre- drilling/spacing units, (ii) subject to being reduced in size to avoid overlapping as provided below in this Article III and (iii) limited as to all rights from the surface of the ground down to the stratigraphic equivalent of the base of the deepest formation drilled, or tested if the initial well is a re-entry.

Such initial well proposal shall include information concerning prospect lands already under lease to the Parties, available unleased lands within the Prospect Area, suggested lease terms, the priority and amount of acreage to be acquired, expected farmin terms (if known), a complete estimate of any additional geological or geophysical costs, a description of the location and depth of the proposed initial well, a list of the targeted reservoirs and a map detailing the
proposed Prospect Area, well location and lease position of the Parties.   The
percentage of working interest ownership of the Parties in a Prospect Area will be based on a fraction the numerator of which is the leasehold net acres owned by a Party in the Prospect Area and the denominator of which is the total net leasehold acres owned by both Parties in the Prospect Area.

The party receiving such initial well (or re-entry) proposal shall have thirty
(30) days from receipt of such proposal in which to elect whether or not to participate in the well (or re-entry) and the associated Prospect Area. Failure of the notified Party to reply within said thirty (30) days shall constitute an election by that Party to not participate in said initial well and the leases and lands comprising the associated Prospect Area, but limited to all rights from the surface of the ground down to the stratigraphic equivalent of the base of the deepest formation drilled (or tested if the initial well is a re-entry).

     If the proposed Prospect Area overlays all or part of a geographic area covered by an existing Survey in which a Party did not participate in the costs and ownership of such Survey, said Party may only participate for its proportionate interest in the proposed initial well and associated Prospect Area according to one of the following two options:

     (a) Said Party is not entitled to review said Survey data but must pay the Party which paid for said Survey data, within the thirty (30) day initial well election period, an amount equal to fifty percent (50.0%) of the cost of the entire Survey multiplied by the following two (2) fractions: (i) a fraction the numerator of which is the amount of leasehold net acres owned by said Party in the Prospect Area at the time of the proposed initial well and the denominator of which is the total net leasehold acres owned by both Parties in the Prospect Area at the time of the proposed initial well and (ii) a fraction the


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          numerator of which is the amount of gross Prospect Area acres located within the Survey area and the denominator of which is the total gross acres in the Survey area; or

     (b) Said Party may receive, review and own copies of the Survey data after paying the Party which paid for the Survey data, within the thirty
          (30) day initial well election period, an amount equal to 300.0% of the cost of the entire Survey multiplied by a fraction the numerator of which is the amount of leasehold net acres owned by said Party in the Prospect Area at the time of the proposed initial well and the denominator of which is the total net leasehold acres owned by both Parties in the Prospect area at the time of the proposed initial well. Under this option (b), the thirty (30) day election period to participate in the proposed initial well, and associated Prospect Area, shall be extended to forty-five (45) days. Once said Party has paid the penalty pursuant to this option (b), then no additional penalties will be owed by said Party as to any additional Prospect Areas proposed within the geographic area of said Survey.

     Should either Party elect to not participate (herein called a "NON-CONSENTING PARTY") in the initial well and the associated Prospect Area, it shall own no further right to participate therein and such well and Prospect Area shall no longer be subject to this Agreement or the Joint Operating Agreement. The Non-Consenting Party shall assign all of its right, title and interest in the leases and lands covering the Prospect Area, limited to all rights from the surface of the ground down to the stratigraphic equivalent of the base of the deepest formation drilled (or tested if the initial well is a re-entry), and excluding any overriding royalty interests previously created by the Non-Consenting Party as permitted under Article VIII, to the participating Party within fifteen (15) business days after the spud date of the initial well
in the Prospect Area.   The Non-Consenting Party shall not compete with the
participating Party to acquire any interests in said Prospect Area during the remaining term of the Agreement, or for three (3) years from the date of the Non-Consenting Party's election to not participate in said initial well and associated Prospect Area, whichever is the later.

     Notwithstanding anything to the contrary herein, if the initial well (or re-entry) on a Prospect Area is not commenced within one-hundred twenty (120) days from the date of receipt of such proposal, the Prospect Area will lapse and the Parties will be in the same position as if no proposal had been made. However, it is understood and agreed that any such proposal shall not terminate upon the expiration of the one-hundred twenty (120) day period referenced above if operations cannot be commenced due to either adverse or limiting weather conditions or the unavailability of drilling rigs.

     Unless agreed to by the Parties, there shall not be more than five (5) initial wells (and associated Prospect Areas) proposed at any one time under this Agreement. For the purposes of this paragraph, an initial well and associated Prospect Area shall be deemed to be excluded from said five (5) initial well proposal limitation upon the spudding of an initial well on the associated


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Prospect Area.

     A Prospect Area may not overlap another Prospect Area, except where an initial well in a proposed Prospect Area is targeted to test a deeper formation than the stratigraphic equivalent of the base of the deepest formation which has been proposed, or drilled (or tested if the initial well is a re-entry), on an existing Prospect Area. A Prospect Area shall be reduced in size (shrunk down), expanded or reconfigured, by the mutual agreement of the Parties, to avoid overlapping of adjoining Prospect Areas. A Prospect Area may possibly include producing leasehold which was purchased by one of the Parties but declined by the other. In such cases, the non-participating (declining) Party will not have any rights to the overlapping lands (located in the producing leasehold in which such party did not participate) or any right to participate in any well drilled on said lands and the associated drilling/spacing unit for said well. If the proximity of Prospect Area outlines result in tracts of lands between such Prospect Areas which could not be allocated to a new full sized Prospect Area as contemplated herein, then in that case the proposed Prospect Area can be reconfigured, expanded or shrunk down, by the mutual agreement of the Parties, to conform to the optimum use of the available tracts of land between such Prospect Areas.

Also, if all Parties participate in an initial well in a Prospect Area, and said initial well is drilled, plugged and abandoned as a dry hole, or otherwise disposed of, the Prospect Area will terminate (but remain under the AMI) unless an additional well (or re-entry), is proposed on the same Prospect Area under the terms of the Operating Agreement.

     Notwithstanding anything herein to the contrary, an initial well and the associated Prospect Area may be proposed without the benefit of a Survey, subject to the terms of participation described above, however, without the mutual consent of the Parties, an initial well and the associated Prospect Area cannot be proposed within (i) the geographic area covered by an existing proposed Survey or (ii) WITHIN ninety (90) days of a completed Survey (subject to the terms of Article XI - Obligatory Operations).


     ARTICLE IV -   AREA OF MUTUAL INTEREST/ACQUISITION OF SUPPLEMENTAL
                    LEASEHOLD INTERESTS

     The area set forth on EXHIBIT "B-1" and described on EXHIBIT "B-2" attached hereto shall constitute an Area of Mutual Interest between the Parties hereto which shall remain in force and effect for term of this Agreement at which time the AMI will terminate as to all acreage not then included in a Prospect Area which includes a producing well and such Prospect Area will be governed by the Joint Operating Agreement attached hereto and made a part hereof (see EXHIBIT "D"). If supported by geological, geophysical and/or other data, the AMI may be expanded to include additional lands if mutually agreed to by the Parties.

     In the event any interests in oil and gas rights (including leases, mineral interests, royalty interests, overriding royalty interests, extensions and renewals of jointly owned leases and


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contractual right to earn interests), hereinafter sometimes referred to as a
"LEASEHOLD ACQUISITION", covering any of the lands located within the AMI are acquired by any of the Parties hereto, directly or indirectly, the other Party shall be notified promptly in writing by the acquiring Party and furnished with a copy of all legal instruments, paid drafts or checks, itemized invoices of the actual costs incurred, and all other pertinent and available data and title information concerning the Leasehold Acquisition, and the other Party shall have the right for a period of fifteen (15) days following receipt of such written notice (or within twenty-four (24) hours, inclusive of Saturday, Sunday or other legal holidays, following receipt thereof in the event a well is being drilled at that time in the AMI pursuant to this Agreement or the Joint Operating Agreement) in which to notify the acquiring party of its election whether or not to participate in such Leasehold Acquisition by bearing its proportionate share (based upon the respective percentages of participation in this Agreement) of the costs of such Leasehold Acquisition, and if applicable, assuming its proportionate share of any obligations or requirements associated therewith. Failure of a Party receiving such a notice from the acquiring Party to reply and tender payment within the specified periods of time set forth herein shall constitute an election by that Party not to participate in such Leasehold Acquisition. Any Leasehold Acquisition in which all the Parties hereto elect to participate shall become subject to this Agreement.

     The Party electing to participate in such Leasehold Acquisition shall pay the acquiring Party its share of the acquisition cost as determined hereinabove, within thirty (30) days after its election to participate in the Leasehold
Acquisition.   Upon receiving the acquisition costs, said acquiring Party shall execute and deliver a recordable Assignment (defined in Article VI) of the appropriate percentage of such acquisition to the participating Party. The
general form of the Assignment is attached hereto as EXHIBIT "C".   Failure of
the Party to tender its share of the acquisition costs within the time period specified above shall constitute an election by such Party not to participate.

     It is hereby agreed by the Parties that if any portion of a Leasehold Acquisition falls within the AMI, the entire acquisition shall be deemed to be included in the AMI.

     Notwithstanding anything herein to the contrary, all costs associated with Leasehold Acquisition by Tipperary within the AMI which was previously approved by Lyco under the Exploitation Plan will be invoiced to Lyco on a monthly basis. Upon approval by Lyco of the Leasehold Acquisition, Lyco will pay by check or wire transfer fifty percent (50.0%) of the Leasehold Acquisition costs within thirty (30) days after receipt of the invoice. The Leasehold Acquisition costs shall include bonuses, brokerage and recording fees and the invoice shall include copies of legal instruments, lease purchase reports, title information and paid bank drafts.


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ARTICLE V  -   PARTICIPATION AND OWNERSHIP

     Subject to the terms hereof and the Operating Agreement, the Parties shall own and share on an equal basis ownership of all rights, interests, obligations and property acquired, produced, developed and/or purchased during the term of this Agreement within the AMI. All costs and expenses will be paid equally, unless one of the Parties elects not to participate, subject to the terms of the applicable Article(s) to this Agreement and the Joint Operating Agreement which would control such elections.


ARTICLE VI -   LYCO'S ACQUISITION OF TIPPERARY'S EXISTING LEASEHOLD

     Tipperary owns certain non-producing leasehold interests (the "TIPPERARY LEASES") which were acquired within the AMI prior to the effective date of this Agreement. The Tipperary Leases, including their description and any depth restrictions, Tipperary's working and revenue interest in each lease and a designation of which Tipperary Leases (see Exhibit "A" only) are subject to the overriding royalty interest of Northern Energy Corporation, are described in detail in EXHIBITS "A" AND "A-1" hereto.

     Lyco agrees to purchase from Tipperary, and Tipperary agrees to sell and assign to Lyco, pursuant to Article IV - Participation and Ownership, the Tipperary Leases. The purchase price will be equal to $45.00 per net mineral acre for an assignment of fifty percent (50.0%) of Tipperary's approximate 30,000 total net leasehold acres located within the AMI. Pursuant to the Letter Agreement executed by the Parties on July 31, 1996, Lyco paid to Tipperary the sum of $675,000.00 which amount of money was intended to approximate the sum which is equal to $45.00 per net mineral acre (conveyed to Lyco), and Tipperary delivered to Lyco on July 31, 1996 a duly executed, acknowledged and completed Assignment (the "ASSIGNMENT") (SEE EXHIBIT "C") conveying to Lyco an undivided fifty percent (50.0%) of the right, title and interest of Tipperary in and to the Divide Project and the Tipperary Leases. Adjustments to this purchase price will be made post-closing, by invoice, after the actual net acres in the Tipperary Leases are determined. The Assignment was with warranty of title by, through and under Tipperary, but not otherwise, stating that Tipperary is the lawful owner of, and has good title to, the Tipperary Leases and the interests to be assigned to Lyco, that the Tipperary Leases are valid and subsisting leases covering the lands therein described, that all brokers fees and expenses and lease bonus costs (including paid-up rentals) due thereunder have been paid and that the Tipperary Leases are free and clear of all material liens, encumbrances and adverse claims. Tipperary agrees that all such costs, recording fees, claims, demands, actions, costs, expenses, debts, and liabilities of every kind of character, including without limiting the same, all charges and claims under or pursuant to any agreement, with respect to the Tipperary Leases and the Divide Project which were made, incurred or which accrue or relate to all times prior to the Effective Date shall be and remain the obligation, duty and responsibility of Tipperary; and, Tipperary shall indemnify and hold Lyco and LOC harmless from any and all of the same.


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     Tipperary will deliver to Lyco an undivided 43.25% revenue interest (which is equal to an 86.5% net revenue interest ("NRI")) attributable to Lyco's 50.0% working interest ("W.I.") in all of the Tipperary Leases acquired to date with the exception of those certain thirty-eight (38) oil and gas leases (21 of which contain a 1/6th royalty interest ("R.I.") and 17 of which contain a 15% R.I.) covering 6,194.31 gross acres and 3,478.91 net acres (8/8ths), which said Tipperary Leases shall be delivered to Lyco with total lease burdens on such Leases not exceeding the sum of (i) the base royalty interest provided in such lease plus (ii) a proportionate 1.0% overriding royalty interest ("ORRI") payable to Northern Energy Corporation ("Northern", Tipperary's lease broker) on a portion of the Tipperary Leases. For example, Lyco's revenue interest in one of the 17 leases which contain a 15.0% R.I. (assuming said lease covers 100.0% of the mineral estate and was acquired through Northern) will equal 42.0%, being calculated as follows: 50.0% (Lyco's interest in the leasehold estate) x a 84.0% NRI (100.0% less (i) 15.0% R.I. and (ii) Northern's 1.0% ORRI, or 84.0%).
Tipperary will deliver to Lyco, exclusive of any overriding royalty interest reservations, a 50.0% W.I. in all of the Tipperary Leases which were acquired by Tipperary through Empire Oil Company, which Leases are denoted on EXHIBIT "A-1" hereto.


ARTICLE VII -  EVIDENCE OF TITLE, TITLE EXAMINATION AND TITLE
               DEFECTS

     Immediately after the execution of this Agreement, Tipperary shall deliver to Lyco for the purpose of evidencing Tipperary's approved title to the Tipperary Leases (i) copies of the recorded leases, paid drafts, title curative documents (i.e. wills, affidavits, ratifications, subordination agreements, plugging affidavits, etc.) and any subsequent assignments related thereto, (ii) any title opinions or title memorandums which Tipperary may have acquired covering any of the Tipperary Leases, and (iii) all title acquisition/lease purchase reports and title run sheets prepared by Tipperary, or prepared on behalf of Tipperary (and approved by Tipperary) by petroleum landmen employed or contracted by Tipperary, which relate or pertain to the Tipperary Leases and the lands covered thereby. Tipperary agrees to provide to Lyco for examination and review, any other documents, records or other information which Tipperary may have relating or pertaining to the title to the Tipperary Leases and the lands covered thereunder.

     Lyco shall have one (1) year from the execution of this Agreement to conduct, at Lyco's cost, an examination of the title to the Tipperary Leases. Prior to the expiration of said one (1) year time period, Lyco shall notify Tipperary in writing of (i) any material defect in Tipperary's title to the Tipperary Leases or (ii) any reasonable objection thereto. Such material defect or reasonable objection shall be hereinafter called a "TITLE DEFECT" in the singular and "TITLE DEFECTS" in the plural.

     In the event Tipperary is given timely notice of a Title Defect, Tipperary shall have the option for thirty (30) days from receipt of such notice to cure, or attempt to cure, any such defect, to the reasonable satisfaction of Lyco. In the event a Title Defect is timely cured in the manner hereinabove provided, then the Tipperary Lease, or Leases, shall remain subject to this


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Agreement.

     Lyco and Tipperary understand and agree that if Tipperary's title to a lease is not satisfactory, on account of a Title Defect, and Tipperary notifies Lyco that (i) Tipperary is unable to cure any such Title Defect, or (ii) Tipperary elects not to attempt to cure any such Title Defect, then Lyco shall elect to either waive any such defect and said lease shall remain subject to this Agreement, or to exempt such lease from this Agreement.

     If Lyco elects to exempt any lease from this Agreement because of a Title Defect, then Tipperary will pay to Lyco the sum of $45.00 per net mineral acre for any such Tipperary Lease. Said payment to Lyco shall be issued within thirty (30) days after receipt of written notice by Lyco of its election to exempt such Tipperary Lease(s).


ARTICLE VIII - JOINT OPERATIONS

     Each Prospect Area designated during the term of this Agreement in which both Parties have elected to participate pursuant to the terms hereof shall be subject to the terms of the operating agreement (the "JOINT OPERATING AGREEMENT") attached hereto and made a part hereof (see EXHIBIT "D"), unless such Prospect Area is subject to an existing joint operating agreement with third parties. The Parties agree to execute the Joint Operating Agreement attached hereto contemporaneously with this Agreement. To the extent that such Joint Operating Agreement does not conflict with the terms of this Agreement, all operations involved in the exploration and development, including all development wells on each Prospect Area designated hereunder, shall also be governed by the terms of the Joint Operating Agreement. In the event of any conflict or inconsistency between this Agreement and the Joint Operating Agreement between the Parties, this Agreement shall control. Lyco's wholly owned subsidiary, Lyco Operating Company ("LOC"), shall be designated as the Operator in Article V.A of the Joint Operating Agreement unless Lyco is a non-participating party to any well proposal or completion attempt. In such event, LOC agrees, upon request by a majority of the participating parties to resign as operator for such well.

LOC shall conduct, direct and have full control of all drilling and geophysical operations conducted within each Prospect Area, as permitted and required by and within the limits of this Agreement and as more particularly described in the attached Joint Operating Agreement. However, LOC and/or Lyco will consult with Tipperary on matters regarding such operations in which Tipperary is a working interest participant and shall keep Tipperary informed as to all such operations and plans for operations as timely as possible. LOC, as operator, shall conduct all operations in a good and workmanlike manner, but it shall have no liability, as operator, to the Parties for any losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

     The Joint Operating Agreement shall be deemed to be a separate agreement with respect to each initial test well and the associated Prospect Area designated hereunder. If LOC deems it necessary to


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do so as Prospect Areas are designated pursuant to Article III - Designation of
"Prospect Areas", an identical form Joint Operating Agreement shall be executed for each such test well and Prospect Area, with appropriate insertions and modifications for working interests, etc., unless the form of operating agreement must be altered to accommodate third party requests. If such event or necessity shall occur, the Parties shall execute a mutually agreeable operating agreement with such third party (parties), which shall, as closely as possible, cover the terms and conditions described in the attached Joint Operating Agreement. It is understood by the Parties that their interests shown in
Article V (Participation and Ownership) may be proportionately reduced resulting from participation by a third party.

     While this Agreement is in effect, and/or during the term of any operating agreement entered into pursuant to this Agreement, LOC will pay all delay rentals, minimum royalties, and shut-in well payments which become due and payable on leases owned jointly by the Parties, provided, however, that if LOC, through mistake, oversight, or inadvertence, fails to make any delay rental payment or other payments necessary to maintain lease acreage in force and effect as required hereunder, there shall be no liability, providing that LOC was acting in good faith. Tipperary will reimburse LOC within thirty (30) days of receipt of LOC's invoice for Tipperary's proportionate share of such payments attributable to the jointly owned leases.

     In the event a Party elects not to continue a lease in full force and effect by the payment of such rental, minimum royalty, or shut-in payment, that Party will assign to the other Party any interest which it may have in the lease or part thereof which is affected. Such lease will thereafter be excluded from the terms of this Agreement and any operating agreement entered into hereunder.

     Notwithstanding anything herein to the contrary, any joint interest of Lyco or Tipperary which reverts or is reassigned to the other Party pursuant to this Agreement or any operating agreement entered into by the Parties hereto, shall revert to or be reassigned to that Party free and clear of any liens, encumbrances, debt, claim, production payment, security interest or other obligation made by, through or under the surrendering Party, provided, however, it is understood and agreed that any of the Parties have the right under this Agreement to have created or reserved an overriding royalty interest ("ORRI") on each lease covered by this Agreement (proportionately reduced to the leasehold interest being owned by each Party and to the mineral interest covered by such lease) equal to the difference between total existing burdens and twenty-two percent (22.0%), but in any event such proportionate ORRI shall not exceed five percent of eight-eighths (5.0% of 8/8ths). Said overriding royalty interest(s), if created or reserved, will be considered as a "jointly acknowledged and accepted obligation of all parties" as provided in ARTICLE III.D - SUBSEQUENTLY CREATED INTERESTS in the Joint Operating Agreement governing said prospect.


ARTICLE IX -   CONFIDENTIALITY OF INFORMATION

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


     The Parties recognize (i) this is a confidential agreement and shall be private between said Parties, and (ii) the need for strict confidentiality of all information related to this Agreement, the Divide Project or any operating agreement in effect between the Parties. Neither Party shall reveal, disclose or otherwise distribute information or data revealed or generated under this Agreement, including the terms hereof, either verbally or in writing to third parties without the consent of the other Party EXCEPT
(i) as is hereby approved only with respect to each of the Parties' consultants, representatives, bankers or financial partners, directors, and employees, (ii) as may be necessary under existing prior contractual relationships, (iii) as may be necessary pursuant to the best judgement of either Tipperary or Lyco, as the case may be, (but with such disclosure preceded by advance notice to the other Party) to disclose to the public, to potential acquirors, to potential or actual lenders or investors in either Tipperary or Lyco or in their respective properties, and (iv) as may be required by law. It is further recognized and acknowledged that the Parties may be subject to certain contractual restrictions relating to disclosure of or copying of seismic data acquired pursuant to a Program. Both Parties acknowledge such limitations and agree to abide by the same. Notwithstanding the above, either Party may from time to time disclose sufficient data to a prospective third party partner to enable such party to make a decision to participate in a particular Prospect Area; provided that, such third party shall be required to maintain such data confidential.

ARTICLE X - PURCHASE OF THIRD PARTY PRODUCING PROPERTIES

     Notwithstanding anything to the contrary herein, any Party may propose to purchase producing properties and associated leasehold within the AMI from third parties. The proposing Party will notify the other Party of the properties on which a purchase offer is to be tendered, the criteria used to determine the value of the properties and the amount of the proposed purchase price.

     The Party receiving such notice shall have fifteen (15) business days from receipt of such notice in which to elect whether or not to participate in a purchase offer to be tendered to the third party. Failure to respond within said fifteen (15) business days shall be deemed an election NOT to participate in the purchase of the producing properties and associated leasehold. Should either Party decline to participate, it will own no rights to the purchased properties and associated leasehold and such properties and leasehold will not be subject to this Agreement.

     The Project Manager, unless it has elected not to participate in a particular producing property proposal, shall have primary responsibility for producing property evaluations, purchase price negotiations, preparation and negotiation of Purchase and Sale Agreements, Assignments and other closing documents.


ARTICLE XI -   OBLIGATORY OPERATIONS

     If, during the term of this Agreement or the Joint Operating


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


Agreement, a proposal is made for the drilling, deepening, reworking, plugging back, sidetracking or recompleting of a well or wells or any other operation proposed or required within six (6) months of the expiration of any rights and/or interests subject to this Agreement or the Joint Operating Agreement in order to (1) continue a lease or leases in force and effect, or (2) maintain a unitized area or any portion thereof in force and effect, or (3) earn or preserve an interest in and to oil and/or gas and other minerals which may be owned by any third party or which, failing in such operations, they revert to a third party, or, (4) comply with an order issued by a regulatory body having jurisdiction of the premises, failing in which certain rights would terminate within such period, (hereinafter referred to as "OBLIGATORY OPERATION") the following shall apply:

(a) Should only one of the Parties hereto elect to participate and pay its proportionate part of the costs to be incurred in such Obligatory Operation as elsewhere herein provided, such party desiring to participate shall have the right to do so at its sole cost, risk and expense.

(b) A Party not participating in the Obligatory Operation which involves the drilling or re-entry of the initial well in a Prospect Area under Article III - Designation of Prospects, will assign all of its rights and/or leasehold interest in said well and the leases and lands comprising the entire Prospect Area to the Participating Party.

(c) A Party not participating in the Obligatory Operation which involves a subsequent well in a Prospect Area, will assign all of its rights and/or leasehold interest in said well and the Leases and lands located within the geographical boundaries of any spacing unit established for such well.

(d) Such assignment shall be executed and delivered within thirty (30) days of the conclusion of such operation by the party not electing to participate and shall be on the form of Assignment attached hereto as Exhibit "C".
     Said Assignment shall be free and clear of any overriding royalty interest (except the proportionate overriding royalty interest provided for in Article IX herein), production payments, mortgages, liens or other encumbrances placed thereupon or arising out of the assigning Party's ownership and operations subsequent to the date of this Agreement, but otherwise without warranty of title, either express or implied except as to acts of the assigning Party. The leasehold in which an interest is assigned pursuant to the terms hereof shall no longer be subject to this Agreement or the Joint Operating Agreement.

ARTICLE XII -  TERM

     Unless earlier terminated by the mutual consent of the Parties, this Agreement shall terminate five (5) years from the date hereof except as follows:


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


(a) The Parties shall continue to own their respective interests in any leasehold, minerals, royalties, farmouts, net profits interests, or overriding royalties, acquired during the term hereof;

(b) The Joint Operating Agreement(s) covering operations of the various Prospect Areas shall continue pursuant to their individual terms; and

(c) The rights of the Parties relative to the ownership of seismic data shall continue.


ARTICLE XIII - ASSIGNABILITY

Any interest in leasehold, minerals, royalties, overriding royalties, production payments, net profits interests, farmouts or the like, that a Party may acquire under the terms hereof, may be freely assigned in whole or in part, provided, however, any such assignment shall be made expressly subject to the terms and provisions hereof and to any Joint Operating Agreement or other agreements or prior assignments covering such assigned interests. An assignment shall not be effective as to the other Party until a true and complete copy of same has been furnished to such Party.


ARTICLE XIV -  MISCELLANEOUS

(a) The liabilities of the Parties shall be several, not joint or collective. Each Party shall be responsible only for its obligations and shall be liable only for its proportionate share of costs as agreed. This Agreement shall not be construed as a partnership for income tax purposes. It is not the intention of the Parties to create, nor shall this Agreement be construed as creating a mining or other partnership or association to render them liable as partners. The relationship of the Parties shall be that of independent contractors owning properties as co-tenants.

(b) The Parties shall at all times have the right to take their respective oil and/or gas in kind at the wellhead in accordance with the provisions of the attached Joint Operating Agreement.

(c) This Agreement expresses the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, promises and agreements with respect to the matters set forth herein. This Agreement may be changed, modified or amended only by an instrument in writing duly executed by the Parties.


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


(d) All notices authorized or required between the Parties shall be given either in writing by mail, telegram or facsimile with postage or charges prepaid, addressed to the other Party to whom the notice is given at the addresses shown as follows:


               LYCO ENERGY CORPORATION
               6688 North Central Expressway, Suite 1600
               Dallas, Texas  75206-3927
               Attn: Bobby B. Lyle
               Telephone: 214/890-4400
                     Fax: 214/890-9917


               TIPPERARY OIL & GAS CORPORATION
               633 Seventeenth Street, Suite 1550
               Denver, Colorado  80202
               Attn: David L. Bradshaw
               Telephone: 303/293-9379
                     Fax: 303/292-3428


(e) In all instances, time is of the essence in this Agreement. In any instance where a response to a notice given hereunder should require a shorter response period because of outside time requirements, the Parties hereby mutually agree to such shorter response period to comply with such requirements.

(f) The existing validity of this Agreement and all matters pertaining thereto including, but not limited to, matters of performance, non-performance, breach, remedies, procedure, rights, duties and interpretation or construction shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Texas.

(g) The Parties to this Agreement shall execute and deliver (and acknowledge where necessary), or (to the extent such Party is able) shall cause to be executed and delivered by third parties (and acknowledged where necessary), from time to time, such further assignments, operating agreements, division orders, transfer orders, approvals, and other instruments and other documents, and shall do such other and further acts and things as may be reasonably necessary to more fully and effectively accomplish the purposes and intent of this Agreement and the Joint Operating Agreement.

(h) This Agreement may be executed in any number of counterparts and each such counterpart so executed shall have the same force and effect as an original instrument as if all of the Parties to the aggregate counterparts had signed the same document.

(i) The descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.


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


(j) The effective date of this Agreement and Lyco's purchase of a 50.0% W.I. in and to the Tipperary Leases shall be June 27, 1996 (the "EFFECTIVE DATE").

     The terms, covenants and conditions of this Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and assigns, and said terms, covenants and conditions shall be covenants running with the lands and leases subject to, or which may become subject to, this Agreement.

EXECUTED THIS 22 DAY OF AUGUST, 1996.


                         TIPPERARY OIL AND GAS CORPORATION

                         By:  /s/Jeff T. Obourn
                              ------------------------------
                         Name: Jeff T. Obourn
                         Title: Attorney in Fact
                         Tax I.D. No.: 75-1446759



                         LYCO ENERGY CORPORATION

                         By:  /s/ Robert G. Moore, Jr.
                              ------------------------------
                         Name: Robert G. Moore, Jr.
                         Title: Vice President - Land & Contracts
                         Tax I.D. No.: 75-1777291


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